[Letterhead of Cadence]



Cadence Design Systems, Inc.
555 River Oaks Parkway
San Jose, CA  95134
408-943-1234
408-943-0513 Fax


For more information, please contact:

H. Raymond Bingham
Executive Vice President
Chief Financial Officer
(408) 944-7503




                        CADENCE DESIGN SYSTEMS ADOPTS NEW
                             STOCKHOLDER RIGHTS PLAN

SAN JOSE, Calif., February 9, 1995 --  Cadence Design Systems, Inc. (NYSE:
CDN) announced today that its Board of Directors has adopted a Revised Stockholder Rights Plan. The principal modifications effected by the new plan are the conversion to a preferred stock plan, the increase in the exercise price of the rights and the lowering of the threshold percentage to 15%.

          Joseph B. Costello, President and Chief Executive Officer, explained that "the conversion to a preferred stock rights plan allows the Company to free up its authorized capital for future issuance and the exercise price of the revised plan more properly reflects the Board's view of the long-term value of the Company's common stock." The new Rights Plan also incorporates other refinements to the plan.

          Mr. Costello noted that "the revised Rights Plan was not adopted in response to any takeover approaches or any other similar developments. It was adopted because the Board believes that it represents a sound and reasonable means of safeguarding the interests of all of the Company's stockholders. The new Rights Plan should provide increased protection against coercive or unfair takeover tactics, while not foreclosing a full and fair acquisition bid. The Rights Plan should encourage any potential acquiror to negotiate with the Board of Directors prior to crossing the 15% ownership threshold set by the Rights Plan (the old rights plan had a 20% threshold), thereby giving the Board the means to preserve full value for all of the Company's stockholders."

          The dividend of one Right for each share of the Company's outstanding common stock is payable on February 20, 1996 to common stockholders of record as of the close of business on that date (rights issued under the old rights plan will expire at the close of business on February 9, 1996).

          Details of the Rights distribution are contained in a summary that is being mailed to all stockholders of the Company.

          Cadence Design Systems, Inc. is the worldwide leader in the development and marketing of design automation software and services that accelerate and advance the process of designing electronic systems. Cadence combines leading-edge technology with a complementary set of services that enable customers to improve the quality and time-to-market performance of innovative electronic products. Cadence is based in San Jose, CA with research and development, sales and support locations worldwide. The Company is listed on the New York Stock Exchange under the symbol CDN.

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